CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our report dated December 26, 2024, relating to the financial statements and financial highlights of Nuveen Small/Mid Cap Growth Opportunities Fund (formerly Nuveen Mid Cap Growth Opportunities Fund) which appears in Nuveen Investment Funds, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 27, 2025